As filed with the Securities and Exchange Commission on December 13, 1996
                                            Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                              TNP ENTERPRISES, INC.

             (Exact name of registrant as specified in its charter)
                Texas                                       75-1907501
   (State or other jurisdiction of                      (I.R.S. Employer
   incorporation or organization)                      Identification No.)

                            4100 International Plaza
                                  P.O. Box 2943
                             Fort Worth, Texas 76113
                                 (817) 731-0099
       (Address, including zip code, and telephone number, including area code, of registrant s principal executive offices)

                              MICHAEL D. BLANCHARD
                     Corporate Secretary and General Counsel
                              TNP Enterprises, Inc.
                            4100 International Plaza
                                  P.O. Box 2943
                             Fort Worth, Texas 76113
                                 (817) 731-0099
                               Fax: (817) 737-1333
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                                BRIAN D. BARNARD
                              Haynes and Boone, LLP
                               1300 Burnett Plaza
                                801 Cherry Street
                          Fort Worth, Texas 76102-6866
                                 (817) 347-6600
                               Fax: (817) 347-6650


     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. \ \

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. \x\

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. \ \

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.\ \

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. \ \

                                                  CALCULATION OF REGISTRATION FEE
=========================================================================================================================
   Title of Each Class                     Amount to be       Proposed          Proposed Maximum      Amount of
   of Securities to be Registered          Registered         Maximum             Aggregate           Registration Fee
                                                              Offering Price    Offering Price
                                                              Per Share (1)     (1)
-------------------------------------------------------------------------------------------------------------------------

   Common Stock, no par value              1,000,000 Shares   $25 1/2              $25,500,000         $7,727.27
=========================================================================================================================

(1) The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the Securities Act ). The proposed maximum offering price per share will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 SUBJECT TO COMPLETION, DATED DECEMBER 10, 1996


PROSPECTUS


                              TNP ENTERPRISES, INC.


                           Direct Stock Purchase Plan

                     ---------------------------------------

     TNP Enterprises, Inc. (the Company ) hereby offers participation in its Direct Stock Purchase Plan (the Plan ). The Plan is designed to provide investors with a convenient method to purchase shares (the Shares ) of Common Stock, no par value, of the Company (the Common Stock ), and to reinvest the cash dividends paid to the holders of Shares. This Plan replaces the Company s prior dividend reinvestment and stock purchase plan; current participants in that plan automatically continue in this Plan.

                  Participants in the Plan may:

               -  Reinvest Common Stock dividends in Shares.

               - Make an initial investment of at least $100 or, if already a holder of Common Stock, at least $25.

               - Make optional investments at any time of at least $25 up to a maximum of $100,000 per calendar year.

               - Receive certificates for whole Shares credited to their Plan accounts.

               - Deposit certificates representing Shares into the Plan for safekeeping.

               -  Sell Shares credited to their Plan accounts through the Plan.

     Shares purchased under the Plan will be either newly issued shares of Common Stock or purchased in the open market, at the option of the Company. Open market purchases will be effected through an Independent Agent (as hereinafter defined) selected by the Company (as hereinafter defined). The Common Stock is listed on the New York Stock Exchange ( NYSE ) under the symbol TNP. On December 11, 1996 the last reported price on the NYSE of the Common Stock was $26 per share.

     The purchase price of newly issued Shares purchased under the Plan will be the average of the closing prices, computed to four decimal places, of the Common Stock as reported on the NYSE for the last five trading days preceding the Investment Date (as hereinafter defined) for such Shares. The price of Shares purchased or sold in the open market will be the weighted average price per share of the aggregate number of Shares purchased or sold, respectively, in the open market for the relevant period. There will be no discount from these purchase prices offered for Shares purchased under the Plan. The Company will pay the costs of administration of the Plan and any brokerage commissions and related fees incurred for the purchase of Shares. Participants in the Plan will be responsible for any taxes incurred in the purchases of Shares and bear the costs relating to the sale of shares of Common Stock sold in the open market.
Such costs include a $5.00 transaction fee, brokerage commissions up to a maximum amount of $0.25 per share, any other related service charges and applicable taxes.

     To the extent required by applicable law in certain jurisdictions, including Arizona, Florida, North Carolina and North Dakota, Shares offered under the Plan to persons not presently record holders of Common Stock will be offered only through a registered broker/dealer in such jurisdictions.

     This Prospectus contains a summary of the material provisions of the Plan and, therefore, this Prospectus should be retained by participants in the Plan ( Participants ) for future reference.
                    ---------------------------------------

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
        BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                               COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.
                     ---------------------------------------

_____________________, 1996

     No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriter, dealer or agent. This Prospectus does not constitute an offer or solicitation by any person in any jurisdiction in which it is unlawful to make an offer or solicitation. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to the date of this Prospectus.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the Exchange Act ). In accordance with the Exchange Act, the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the Commission ). The reports, proxy statements and other information can be inspected and copied at the public reference facilities that the Commission maintains at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commissions regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the Commission at the principal offices of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, reports, proxy statements, and other information concerning the Company may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. Such material may also be accessed electronically by means of the Commission s home page on the Internet at http://www.sec.gov.

     The Company has filed with the Commission a registration statement on Form S-3 (the Registration Statement ) under the Securities Act of 1933, as amended (the Securities Act ), with respect to the Common Stock. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in the Prospectus concerning the contents of any documents referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description, and each such statement shall be deemed qualified in its entirety by such reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in this Prospectus:

(i)  Annual Report on Form 10-K for the year ended December 31, 1995;

(ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

(iii) Quarterly Report on Form 10-Q for the quarter ended June 30, 1996;

(iv) the description of the Common Stock included in the Company s Report on Form 8-B dated January 9, 1985;

(v)  Current Report on Form 8-K dated September 25, 1996; and

(vi) Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference with this Prospectus from their respective dates of filing.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Written requests for such copies should be directed to the Company at 4100 International Plaza, P.O. Box 2943, Fort Worth, Texas 76113. Telephone requests may be directed to Michael D. Blanchard, Corporate Secretary and General Counsel of the Company, at (817) 731-0099.

                                   THE COMPANY

     TNP Enterprises, Inc., a non-utility holding company, is engaged in the generation, purchase, transmission, distribution and sale of electricity to customers within the States of Texas and New Mexico through its wholly-owned subsidiary, Texas-New Mexico Power Company ( TNP ). The Company is exempt from regulation as a registered holding company as that term is defined in the Public Utility Holding Company Act of 1935. TNP provides electric service to approximately 216,000 customers in 85 municipalities and adjacent rural areas. TNP s service territory is divided into three operating regions. TNP s largest region, the Gulf-Coast Region, includes the area along the Texas Gulf Coast, between the cities of Houston and Galveston. The North-Central Region, TNP s second largest region, extends from Lewisville, Texas, which is north of Dallas-Fort Worth International Airport, to municipalities along the Red River and southwest of Fort Worth. The Mountain Region includes areas in Southwest and South Central New Mexico and in Far West Texas. The areas served by TNP contain a population of approximately 420,000.

     TNP owns one electric generating facility, TNP One, which is located in Robertson County, Texas. TNP One consists of two 150-megawatt units, each of which utilizes lignite-fueled, circulating fluidized bed technology. The two units are supplying, on an annualized basis, approximately 25 percent of TNP s power requirements.

     The Company and its subsidiaries are all Texas corporations. Their executive offices are located at 4100 International Plaza, P.O. Box 2943, Fort Worth, Texas 76113 and their telephone number is (817) 731-0099.


                             APPLICATION OF PROCEEDS

     Purchases of Common Stock under the Plan may be satisfied by either (i) the purchase of authorized but unissued shares of Common Stock issued by the Company ( newly issued shares ), or (ii) the purchase of shares of Common Stock in the open market. The Company does not know the number of Shares that the Company ultimately will sell under the Plan or the price at which such Shares will be sold. The Company will use the proceeds from sales of newly-issued Shares for general corporate purposes, or advance or contribute such proceeds to one or more of its subsidiaries for their general corporate purposes. Such purposes may include, but are not limited to, the redemption, repayment or retirement of outstanding indebtedness of the Company or its subsidiaries. The Company will not receive any proceeds when Shares of Common Stock are purchased under the Plan in the open market.


                             DESCRIPTION OF THE PLAN

Purpose

     The purpose of the Plan is to provide current and potential investors with a convenient way to purchase shares of Common Stock and to reinvest the dividends paid on shares of Common Stock without payment of a brokerage commission.

Advantages

          Interested investors who are not already record or registered holders of Common Stock may become Participants by (i) completing and signing a new enrollment form ( Enrollment Form ), (ii) making an initial minimum investment of at least $100 to purchase Common Stock through the Plan and (iii) paying an account set-up fee of $5.00.

          Record or registered holders of Common Stock who are not already participating in the Plan may become Participants by completing and signing an Enrollment Form and doing at least one of the following:
          (i) electing to have their dividends reinvested in Common Stock, (ii) depositing certificates representing Common Stock into the Plan for safekeeping or (iii) making an initial minimum investment of at least $25 to purchase Shares through the Plan.

          In addition to having dividends reinvested in Common Stock, Participants may purchase additional Common Stock under the Plan in amounts of at least $25 for any single investment up to $100,000 per calendar year. A Participant may make optional investments occasionally or at regular intervals, as the Participant desires.

          Funds invested in the Plan are fully invested in Common Stock through the purchase of whole shares and fractional shares. Dividends will be paid on the total number of Shares held in the account, including fractional Shares. The Company will pay any brokerage commissions and fees incurred for the purchase of Shares through the Plan. Participants will be responsible for applicable taxes.

          The Plan offers a safekeeping service through which Participants may deposit, free of any service charges, certificates representing Common Stock into the Plan. Shares deposited will be credited to the account of the Participant. Participants can select this service without participating in any other feature of the Plan.

          A Participant may direct the Company, at any time and at no cost to the Participant, to transfer all or a portion of the Shares credited to his account (including safekeeping) to the account of another Participant (or to set up an account for a new Participant in connection with such transfer) or to send certificate(s) representing shares to the Participant or another designated person or entity.

          The Administrator will mail statements to Participants during the month following any transaction or activity, showing current transactions, total Shares credited to their accounts and other information related to their accounts. Otherwise, statements will be mailed quarterly. The Administrator also will send each Participant a confirmation promptly after each sale of Common Stock under the Plan. (Note: Participants should retain all statements for tax purposes.)

          Participants may direct that their dividends on Shares credited to their accounts or shares of Common Stock held outside the Plan be reinvested in Shares. Dividends that the Participant elects not to reinvest will be paid in the usual manner.

          Participants may sell Shares credited to their accounts (including those Shares deposited into the Plan for safekeeping) through the Plan. In addition, for the sale of Shares through the Plan, Participants will only pay brokerage commissions up to a maximum amount of $0.25 per share, a $5.00 transaction fee, any other related service charges and applicable taxes.

Disadvantages

     Participants have no control over the price and, in the case of Shares purchased or sold in the open market by an Independent Agent, the time at which Common Stock is purchased or sold, respectively, for such Participant s account. Purchases in the open market may be, but are not required to be, made on the relevant Investment Date. Sales by Participants under the Plan will be made by the Independent Agent as soon as practicable after processing the sales request, but may not occur for several days. Therefore, Participants bear the market risk associated with fluctuations in the price of the Common Stock. See Administration, When Funds Will Be Invested, Purchase of Shares and How to Sell Shares.

          No interest will be paid on funds held by the Administrator (as hereinafter defined) pending investment under the Plan.

          Funds for optional and initial investments must be received by the Administrator no later than the business day prior to an Investment Date to be invested beginning on that Investment Date. Otherwise, the funds may be held by the Administrator and invested beginning on the next Investment Date. Funds for optional and initial investments need not be returned to Participants unless the Administrator receives a written request no later than three business days prior to the applicable Investment Date, or 35 days have passed since receipt. See Initial and Optional Cash Investments.

Description of the Plan

     The following description summarizes the material terms and provisions of the Plan and is not a complete description of all of its terms and provisions. It is qualified in its entirety by reference to all of the terms and provisions of the Plan, which is an exhibit to the Registration Statement.

Administration

     The Plan is administered by The Bank of New York (the Administrator ). The Administrator s address and telephone number for the processing of all Plan transactions are as follows:

                              The Bank of New York
                        Dividend Reinvestment Department
                                  P.O. Box 1958
                          Newark, New Jersey 07101-9774
                                1-(800) 524-4458

     The Administrator s address and telephone number for all account inquiries, forms and other information about the Plan are:

                              The Bank of New York
                          Investor Relations Department
                                 P.O. Box 11258
                              Church Street Station
                               New York, NY 10286
                                1-(800) 524-4458

     Telephone communications may be made between 8:00 a.m. and 5:00 p.m., Central Time, Monday through Friday.

     Participants may accomplish many Plan transactions by telephone (other than enrolling in the Plan, making cash investments, or transferring Shares) after they have received a personal identification, or pin number, from the Administrator.

     The Administrator receives all funds invested by Participants, maintains records of each Participant s account activities, issues account statements and performs other duties required by the Plan. The Administrator or its nominee, as custodian, will hold one or more certificates registered in its name or have such Shares on deposit at a depository representing Shares purchased under or deposited for safekeeping into the Plan and credited to Participants accounts. The Administrator will promptly transmit funds to be used to purchase Common Stock to a segregated bank account or to an independent agent selected by the Company (the Independent Agent ), and will promptly forward sales instructions to the Independent Agent. The Independent Agent will execute open-market purchases and sales of the Common Stock under the Plan. BNY Brokerage, Inc., a registered broker-dealer and wholly-owned subsidiary of The Bank of New York Company, Inc., will initially serve as the Independent Agent. The Company has the discretion to select other broker-dealers as the Independent Agent.

Who is Eligible to Participate in the Plan

     ANY PERSON OR ENTITY, whether or not a record holder of Common Stock, MAY PARTICIPATE IN THE PLAN, provided that (i) the person or entity fulfills the prerequisites for participation described below under How to Enroll in the Plan and (ii) in the case of citizens or residents of a country other than the United States, its territories and possessions, participation would not violate local laws applicable to the Company, the Plan and the Participant.

How to Enroll in the Plan

     Current Participants in the Company s Dividend Reinvestment and Stock Purchase Plan. The Plan is replacing the Company s Dividend Reinvestment and Stock Purchase Plan (the Dividend Plan ). CURRENT DIVIDEND PLAN PARTICIPANTS WILL AUTOMATICALLY BECOME PARTICIPANTS IN THE PLAN AND NEED NOT TAKE ANY FURTHER ACTION AT THIS TIME, UNLESS THEY WISH TO MAKE A CHANGE IN THEIR PARTICIPATION. If Dividend Plan participants wish to make any change in their participation (for example, to elect to change their dividend reinvestment option), they must submit a written request or call the Plan Administrator to request a change.

     Partial reinvestment of dividends will not be available under the Plan. The Administrator will reinvest all dividends paid to participants in the Dividend Plan whose dividends were partially reinvested, unless the participants in the Dividend Plan notify the Administrator that they desire to receive their dividend payments in cash. A Dividend Plan participant should submit a written request or call the Administrator if he or she wishes to receive a dividend payment in cash rather than having the dividends reinvested.

New Participants.

     Applicants Who Are Not Shareholders. Eligible applicants who are not Company shareholders may join the Plan at any time after being furnished with a copy of this Prospectus by completing and signing an Enrollment Form and returning it, along with an initial investment of at least $100 and an account set-up fee of $5.00, to the Administrator. See Initial and Optional Cash Investments, below.

     Applicants Who Are Record Shareholders. Eligible applicants who are record shareholders of the Company (i.e., who hold the stock in their own name) and who are not already Dividend Plan participants may join the Plan at any time after being furnished with a copy of this Prospectus by completing and signing an Enrollment Form and returning it: (a) with an initial investment of at least $25 to the Administrator (see Initial and Optional Cash Investments, below) (no set-up fee is required for existing shareholders); or (b) electing to have dividends on their Common Stock invested in Common Stock (see Reinvestment of Dividends, below); or (c) depositing certificates representing shares of Common Stock into the Plan for safekeeping (see Safekeeping Service, below).

     Applicants Whose Shares Are Registered in Names Other Than Their Own. Persons (also known as beneficial owners) whose shares of Common Stock are registered in names other than their own, such as in the name of a bank, broker or trustee, may participate in the Plan with respect to their shares by either
(i) having the shares of Common Stock that they wish to be subject to the Plan transferred into their own name and depositing those Shares into the Plan for safekeeping and/or electing to reinvest cash dividends in Common Stock, or (ii) consulting and making arrangements with their banker, broker, nominee for the terms, fees and conditions on which they can reinvest dividends in Common Stock.

     Applicants who are Employees. Employees of the Company and its subsidiaries may enroll in the Plan either by (i) submitting an Employee Enrollment Form and an initial cash investment of at least $25 to the Administrator, or (ii) submitting an Employee Enrollment Form and a completed Payroll Deduction Form to the Company Payroll Office, which will forward the Employee Enrollment Form to the Administrator. An employee investing through regular payroll deductions must invest at least $12.50 per pay period (or at least $6.25 per week, if the employee is paid weekly). Employees may make additional optional investments when enrolling or at any other time in the same manner as other Participants. Payroll deduction is not available to contract or temporary employees. See Initial and Optional Cash Investments, and Employee Participation, below.

     A person will become a Participant after the Administrator has received and accepted a properly completed Enrollment Form and other necessary investments, fees and/or documents.

Where to Get Forms

     Enrollment Forms and all other Plan forms, stock powers and additional copies of this Prospectus may be obtained at any time by written request to the Administrator at the address set forth under Administration above, or by calling the Administrator at 1 (800) 524-4458.

Initial and Optional Cash Investments

     Initial Investment. Interested investors, whether or not record or registered holders of Common Stock, may become Participants by investing through the Plan as hereinafter described. ELIGIBLE APPLICANTS WHO ARE NOT RECORD OR REGISTERED HOLDERS OF COMMON STOCK MUST SUBMIT TO THE ADMINISTRATOR A MINIMUM INITIAL INVESTMENT OF AT LEAST $100 WITH THEIR COMPLETED ENROLLMENT FORMS PLUS AN ACCOUNT SET-UP FEE OF $5.00. Eligible applicants who are record or registered holders of Common Stock must submit to the Administrator a minimum initial investment of at least $25 with their completed Authorization Forms. See New Participants, above.

     Optional Investments. Investments may be made by personal check or money order drawn on a U.S. bank, in U.S. currency, payable to Bank of New York. Third party checks will not be accepted and will be returned to sender. Please do not send cash. Optional investments must be at least $25 for any single investment. There is no obligation to make any optional investments and the amount and timing of investments may vary from time to time at the discretion of the Participant.

     PARTICIPANTS WHO WISH TO MAKE OPTIONAL INVESTMENTS ON A REGULAR BASIS SHOULD CONTACT THE ADMINISTRATOR TO REQUEST AN AUTOMATIC MONTHLY DEDUCTION FORM.

     THIS PROGRAM PROVIDES THE CONVENIENCE OF AUTOMATIC MONTHLY INVESTMENTS DEDUCTED DIRECTLY FROM YOUR BANK ACCOUNT, WITHOUT THE NEED TO MAIL CHECKS.

     Investment Limit. The total initial and optional investments may not exceed $100,000 per calendar year. This amount may be invested all at one time.

When Funds Will Be Invested.

     An Investment Date will occur once every month. However, the Administrator may determine that more frequent Investment Dates shall be necessary. If the Administrator changes the frequency of Investment Dates, a notice describing any such change will be sent to Participants.

     An Investment Date under the Plan generally will be the fifteenth day of the month, or if a weekend day or holiday, the next business day after the fifteenth of the month. During months in which dividends are paid, the Investment Date will be the dividend payment date. If Shares are purchased on the open market, and if, in the discretion of the Independent Agent, it is not practicable to make all the investments on the fifteenth of the month, the Shares will be purchased as soon as practicable thereafter in accordance with applicable securities laws and regulations or New York Stock Exchange Rules.

     Shares will be purchased beginning on the first Investment Date following the receipt of funds by the Administrator, provided that the Administrator receives the funds no later than one business day prior to an Investment Date. Otherwise, the Administrator may hold the funds for investment on the next Investment Date. See Purchase of Shares. NO INTEREST WILL BE PAID ON FUNDS HELD BY THE ADMINISTRATOR PENDING INVESTMENT. Accordingly, Participants and interested investors may wish to transmit funds so as to reach the Administrator shortly before an Investment Date.

     Upon a Participant s written request, received by the Administrator no later than three business days prior to the applicable Investment Date, the Administrator will return funds not already invested in Common Stock to the Participant. Refunds of funds submitted by check or money order will not be made until the Administrator has actually collected funds from the instruments. Accordingly, the refunds may be significantly delayed. If the Administrator does not receive the request to stop investment by three business days prior to an Investment Date, the Administrator will invest any funds then held in Common Stock on the Investment Date. Refund requests should be made in writing to the Administrator.

     Pending purchase of Common Stock pursuant to the Plan, funds for optional and initial investments will be credited to a Participant s account and held in a bank account that will be separated from any other funds or monies of the Company. Funds not invested in Common Stock within 35 days of receipt will be promptly returned to the Participant. All funds are subject to collection by the Administrator in U.S. dollars. The Participant or interested investor may choose and will bear the risk of the method of delivery of any funds. Funds will be deemed received when actually received by the Administrator.

Reinvestment of Dividends

     Participants may elect on their Enrollment Form whether to reinvest dividends paid on (i) Common Stock purchased through the Plan and credited to their accounts, and (ii) Common Stock deposited into the Plan for safekeeping. If a Participant does not make an election, dividends will be reinvested. Once a Participant elects reinvestment, dividends on the designated Common Stock will be reinvested in Shares. The amount reinvested will be reduced by any amount that is required to be withheld under any applicable tax or other statutes. Registered Shares can also be set up to reinvest. Record shareholders may elect on an Enrollment Form to reinvest dividends without otherwise participating in the Plan.

     Dividends will be invested in Common Stock on the date of payment, or as soon as practicable thereafter. Dividends not invested in Common Stock within 30 days of receipt will be returned to the Participant. No interest will be paid on funds held by the Administrator pending investment. See When Funds Will Be Invested and Purchases of Shares. How to Change Plan Options

     Participants may change their Plan options, including the dividend reinvestment option, by delivering instructions to that effect to the Administrator. The instructions may be given on a Transaction Request form or by telephone at 1-(800) 524-4458. To be effective for a particular dividend, the Administrator must receive the instructions on or before the record date relating to the dividend. IF THE ADMINISTRATOR DOES NOT RECEIVE INSTRUCTIONS ON OR BEFORE THE RECORD DATE, THE INSTRUCTIONS WILL NOT BECOME EFFECTIVE UNTIL AFTER THE DIVIDEND IS PAID. The Shares purchased with the funds will be credited to the Participant s account.

Direct Deposit of Dividends Not Reinvested

     Participants who elect not to reinvest dividends may receive their dividends by electronic deposit to their bank, savings, or credit union account. To receive a direct deposit of funds, Participants must complete and sign a Direct Deposit Authorization Form and return it to the Administrator. Direct deposit will become effective as soon as practicable after the Administrator has received a completed Direct Deposit Authorization Form. Changes in designated direct deposit accounts may be made by delivering written instructions or a completed Direct Deposit Authorization Form to the Administrator.

     Cash dividends on Common Stock not designated for reinvestment and not directly deposited will be paid by check on the applicable dividend payment date. The dividend payment dates for Common Stock generally have been, but are not required to be, the 15th day of March, June, September, and December.

Purchases of Shares

     Shares purchased for Participants under the Plan will be either newly issued Shares or purchased in the open market by an Independent Agent (See Administration). As of the date of this Prospectus, Shares purchased for Participants under the Plan are newly issued Shares. The Company shall select the source of Shares. The Company may not change its determination regarding the source of purchases of the Shares more than once during any three-month period. Whenever Shares are being purchased for Participants in the open market, the Company will not exercise its right to change the source of purchases of Shares unless the Chief Financial Officer or Financial Committee of the Board of Directors determines that the Company needs to increase equity capital or there is another valid reason for the change.


     Purchases of newly issued Shares from the Company will be made on the relevant Investment Date at the average of the closing price of the Common Stock reported on the NYSE as published in The Wall Street Journal for the last five trading days preceding the Investment Date. If no trading is reported for the trading day, the Company may determine the purchase price on the basis of the market quotations it deems appropriate. No brokerage commissions will be charged for shares acquired directly from the Company.

     Open-market purchases of Shares will occur on the relevant Investment Date, or as soon thereafter as practicable (see When Funds Will Be Invested above). The Administrator will promptly return funds that have not been invested in Common Stock within 35 days after the receipt of optional and/or initial investments. Dividends not invested in Common Stock within 30 days after receipt will be returned to the Participant. The price of Shares purchased in the open market for Participants will be the weighted average market price per share of the aggregate number of shares of Common Stock purchased or sold as of the relevant Investment Date. The Company will pay any brokerage commissions and related fees incurred for the purchase of Shares. The Participants will be responsible for all applicable taxes.

     The number of Shares (including any fractional shares rounded to four decimal places ) credited to the account of a Participant for a particular Investment Date will be determined by dividing the total amount of dividends and funds provided for investment for a Participant on the Investment Date by the relevant purchase price per Share.

     With regard to open market purchases and sales of Shares by an Independent Agent, neither the Company, the Administrator (if it is not also the Independent Agent) nor any Participant will have authority or power to direct the time or price at which Shares may be purchased or sold, the markets on which the Shares are to be purchased or sold (including on any securities exchange, in the over-the-counter market or in negotiated transactions), or the selection of the broker or dealer (other than any Independent Agent) through or from whom purchases and sales may be made. The Independent Agent may commingle each Participant s funds with those of other Participants for the purpose of executing purchase and sale transactions, but will not offset purchases against sales. Dividend and voting rights will commence upon settlement, whether Shares are purchased from the Company or any other source.

Safekeeping Service

     Participants may take advantage of the Plan s cost-free safekeeping services at the time of enrollment or at any later time. A Participant holding Common Stock in certificate form may deposit these Shares into the Plan by delivering a completed Enrollment Form or Transaction Request Form and stock certificates to the Administrator. THE CERTIFICATES SHOULD NOT BE ENDORSED. The Shares deposited will be transferred into the name of the Administrator or its nominee, as custodian, and credited to the Participant s account. References in this Prospectus to the Shares in a Participants account will include Shares deposited into the Plan for safekeeping unless otherwise indicated. Cash dividends paid on Shares in Participants accounts that were deposited into the Plan for safekeeping may be reinvested in Shares in accordance with the Participants reinvestment election designated on their Enrollment Form. However, Participants can select the safekeeping service without participating in any other feature of the Plan.

How to Sell Shares

     A Participant may request that all or a portion of the Shares in the Participant s account be sold by delivering to the Administrator a completed Transaction Request Form or by calling the Administrator. The Independent Agent will sell Shares at least once per week or more frequently, if volume requires. The price of Shares sold in the open market for Participants will be the weighted average price per share of the aggregate number of Shares sold on the relevant date of sale. The proceeds of the sale (less brokerage commissions of up to $.25 per share, a $5.00 transaction fee, and any other related service charges and applicable taxes) will then be paid to the Participants by check.

     Payment of Dividends on Shares Sold. If the Administrator receives instructions to sell Shares on which dividends are not being reinvested on or after the record date relating to dividend payment, but before the dividend payment date, the sale will be processed as described above and the dividends will be paid to the Participant in the usual manner following the dividend payment date. If the Administrator receives instructions to sell Shares on which dividends are being reinvested on or after the record date relating to a dividend payment date but before the Investment Date, and (i) if the Participant s sale instructions cover fewer than all of the Shares credited to the account, the sale will be processed as described in the immediately preceding paragraph, the dividends will be invested in Shares and the newly purchased Shares will be credited to the Participant s account or (ii) if the Participant s sale instructions cover all of the Shares credited to the account, the sale instructions will be processed and a check for the dividend will be provided.

How to Withdraw Shares from the Plan

     Participants may withdraw some or all of the Shares credited to their accounts from the Plan at any time by delivering to the Administrator transfer instructions, and if the Participant will not be the record holder of the Shares after withdrawal, a properly completed stock assignment (stock power form) signed by the Participant with a Medallion guarantee of the Participant s signature. The instructions may be given by using the Transaction Request Form attached to the account statement and transaction advices. If no Shares are being transferred to another person, the Participant may also give the instructions by telephone. Upon the Administrator s receipt of the proper documentation, certificates representing the designated Shares will be sent to the Participant or to persons that the Participant has designated.

     Payment of Dividends on Withdrawn Shares. If the Administrator receives a request to withdraw Shares from a Participant s account on which dividends are not being reinvested on or after the record date relating to a dividend payment date but before the dividend payment date, the withdrawal will be processed as described above and the dividends will be paid to the Participant in the usual manner following the dividend payment date.

     If the Administrator receives a request to withdraw Shares from a Participants account on which dividends are being reinvested on or after the record date relating to the dividend payment date but before the Investment Date, and (i) if the Participant s withdrawal instructions cover fewer than all of the Shares in the account, then the withdrawal will be processed as described in the immediately preceding paragraph, dividends will be invested in Common Stock through the Plan, and the newly purchased Shares will be credited to the Participant s account or (ii) if the Participant s withdrawal instructions cover all of the Shares in the account, the withdrawal instructions will be processed and checks for the dividend and for the sale of any fractional shares will be provided. Dividends on Shares withdrawn will continue to be reinvested in accordance with the Participant s prior election unless the Participant elects otherwise in writing or by telephone.

     Certificates representing whole Shares withdrawn from the Plan will be sent to the Participant or designated recipient by First Class Mail as soon as practicable following the Administrator s receipt of the required documentation, subject to the provisions of the preceding paragraph. Withdrawal of Shares does not affect reinvestment of dividends on the shares withdrawn unless (i) the Participant is no longer the record holder of the Shares, (ii) the reinvestment is specifically discontinued by the Participant (see How to Change Plan Options ), or (iii) the Participant terminates participation in the Plan (See Termination of Participation by a Participant).

How to Transfer Shares

     To a Brokerage Account. A Participant wishing to transfer all or any part of the Shares in his Account to a brokerage account may do so by delivering to the Administrator a written request and a stock assignment (stock power) signed by the Participant and with a Medallion guarantee of the Participant s signature, acceptable to the Administrator. The written request must specify the whole number of Shares to be transferred, if less than all of such Shares in his Account, and the name and address of the brokerage firm to which the Shares are to be transferred. The transfer will be handled as described in How to Withdraw Shares from the Plan above.

     Transfer of Shares From One Plan Account to Another. The transfer of Shares from a Participant s Plan account to another account (whether by gift, private sale or otherwise) has the same requirements as the transfer of securities generally. The Participant should deliver to the Administrator a written request and a stock assignment (stock power form) signed by the Participant and with a Medallion guarantee of the Participant s signature. The Administrator will effect the transfer as soon as practicable after it has received the required documentation. Brokerage firms and banks generally can provide the Medallion signature guarantee. Stock power forms are available at banks, brokerage firms and from the Administrator. See Where to Get Forms, above.

     Shares transferred will be credited to the transferee s account. Dividends will be reinvested or paid in full in the same manner as the Shares already in the account unless the Participant otherwise directs the Administrator in writing. If the transferee is not already a Participant, an account will be opened in the transferee s name and the transferee may make elections with regard to reinvestment of dividends on the transferred Shares and other services provided by the Plan on the Enrollment Form provided. If no election is made, dividends will be fully reinvested. Transferees will be sent a statement of account showing the transfer of the Shares into their accounts. The transferor may request that a gift certificate be provided. The transferor may send the gift certificate directly or request that it be sent by the Administrator to the transferee.

     Payment of Dividends on Transferred Shares. If the Administrator receives a request to transfer a Participant s Plan Shares on which dividends are not being reinvested on or after the record date relating to a dividend payment but before the dividend payment date, the Participant will receive the dividends paid with respect to the transferred Shares either by mail or by direct deposit into the Participant s designated direct deposit account.

     If the Administrator receives a request to transfer a Participant s Plan Shares on which dividends are being reinvested on or after the record date relating to a dividend payment and before the next Investment Date, the dividends paid with respect to the transferred Shares will be invested in Common Stock through the Plan. If the Participant s transfer instructions cover fewer than all of the Shares in the Participant s Plan Account, the Administrator will process the transfer as described above in Transfer of Shares from One Plan Account to Another and all Shares purchased with the reinvested dividend payment will be credited to the transferor Participant s account. If the transfer instructions cover all the Shares in the Participant s Plan account, the transfer instructions will be processed after the Investment Date, and the Shares purchased with the reinvested dividend payment will be transferred along with the other Shares in the Plan account in accordance with the Participant s instructions.

     Pledge of Plan Shares. Except for transfers described in How to Transfer Shares, Shares credited to a Participant s account may not be pledged or assigned. A Participant who wishes to pledge or assign such Shares must request that they be withdrawn from the Plan. See How to Withdraw Shares.

How to Purchase Gift Shares for Others

     Participants can purchase Common Stock for others. If the recipient is not a record owner of Common Stock, an initial investment of at least $100, the payment of an account set-up fee of $5.00 and a completed Enrollment Form in the name of the recipient are required to establish an account in the recipient s name. If the recipient is already a record owner of Common Stock or a Participant, an investment of at least $25 may be gifted, and no account set-up fee will be required. The gifted shares and statement of account will be handled as discussed above under Gift or Transfer of Shares Within the Shareholder Stock Purchase Plan. Gift certificates are available.

Account Statements and Other Communications

     Participants will receive statements of account showing current transactions for their accounts, the number of Shares credited to their accounts, the amount of cash held in the account pending investment and other information for the account. The Administrator will provide account statements during the month after which the Participant has (i) made an optional investment; (ii) deposited, transferred, sold or withdrawn Shares; or (iii) had dividends reinvested in Common Stock. Otherwise, statements will be mailed quarterly. The Administrator also will send each Participant a confirmation promptly after each Plan transaction. Participants should retain these account statements and confirmations in order to establish the cost basis, for tax purposes, for Shares acquired under the Plan.

     Participants will receive copies of all communications sent to holders of Common Stock. These may include quarterly and annual reports to shareholders, proxy material, consent solicitation material and Internal Revenue Service information, if appropriate, for reporting dividend income. All notices, account statements and other communications from the Administrator to Participants will be addressed to the latest address of record; therefore, it is important that Participants promptly notify the Administrator of any change of address.

Certificates for Shares

     Normally, certificates for Shares purchased under the Plan will not be issued to Participants. The number of Shares credited to an account under the Plan will be shown on the Participant s statement of account. This convenience protects against loss, theft or destruction of stock certificates.

     Participants may obtain, free of charge at any time, a certificate for all or part of the whole Shares credited to their accounts upon request to the Administrator. The certificate(s) will be mailed by First Class Mail, within ten business days of the Administrator s receipt of the request, to the Participant s address of record.

     Certificates   for   fractional   Shares  will  not  be  issued  under  any
circumstances.

How to Terminate Participation in the Plan

     Participants may terminate their participation in the Plan at any time by notifying the Administrator on a Transaction Request Form or by telephone. Upon the Administrator s receipt of the notification, Participants will receive (i) a certificate for all of the whole Shares credited to their accounts, (ii) any dividends and funds credited to their accounts pending investment for which the Administrator has collected the value in U.S. dollars, and (iii) a check for the cash value of any fractional Shares credited to their accounts. The fractional shares will be valued at the closing sales price of the Common Stock reported on the NYSE as published in The Wall Street Journal for the trading day preceding the date of termination.

Costs

     The Company will pay all administrative costs and expenses associated with the Plan. PARTICIPANTS WILL BEAR THE COST OF BROKERAGE COMMISSIONS UP TO A MAXIMUM OF $0.25 PER SHARE, RELATED SERVICE CHARGES, INCLUDING A $5.00 TRANSACTION FEE, AND ANY APPLICABLE TAXES INCURRED ON ALL SALES OF SHARES MADE IN THE OPEN MARKET AND, IN THE CASE OF FIRST TIME PURCHASES BY APPLICANTS WHO ARE NOT RECORD OR REGISTERED HOLDERS OF COMMON STOCK OR EMPLOYEES, AN ACCOUNT SET-UP FEE OF $5.00. As of the date of this Prospectus, Shares purchased for Participants under the Plan are being purchased directly from the Company. There will be no brokerage commissions or related service charges for Shares purchased in the open market or directly from the Company.

Federal Income Tax Consequences

     THE FOLLOWING DISCUSSION RELATES TO THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN. THE EFFECT OF SUCH TAX CONSEQUENCES UPON ANY PARTICIPANT WILL DEPEND UPON SUCH PARTICIPANT S INDIVIDUAL CIRCUMSTANCES WHICH, TOGETHER WITH THE STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATION, SHOULD BE DISCUSSED BY EACH PARTICIPANT WITH A TAX ADVISOR.

     Participants will be required to include in income for federal income tax purposes amounts equal to the dividends reinvested in Common Stock pursuant to the Plan as if they had directly received such in cash. A Participant who receives Shares purchased in the open market for which the Company has paid the Participant s share of brokerage commissions and service fees may be treated as receiving additional dividend income for tax purposes in the amount of the Participant s share of brokerage commissions and service fees paid by the Company.

     A Participant s tax basis for Shares purchased pursuant to the Plan will be equal to the cost of such Shares as discussed above; in the case of Shares purchased in the open market such cost may include any brokerage commissions, service fees and applicable taxes. Such Shares will have a holding period beginning on the day after the Shares are allocated to the Participant s account.

     All or a portion of the dividends distributed to holders of the Company s stock may be a return of capital and, as such, would not be taxable as ordinary income. Reports will be provided to shareholders which will indicate if the Company has made a return of capital distribution during the year. Shareholders receiving a return of capital dividend must reduce the tax basis of the share on which the dividend is paid by the amount of the dividend that is a return of capital. If the amount that is a return of capital exceeds the tax basis, the excess must be reported as capital gains.

     Participants will not realize any taxable income when they receive certificates for whole shares credited to their accounts under the Plan. Gain or loss will be recognized by Participants when they sell such whole shares previously received in certificated form from their accounts, when fractional shares credited to their accounts are sold pursuant to the terms of the Plan, and when Shares credited to their accounts are sold through the Plan.

     If a Participant who is an employee of the Company authorizes payroll deductions for investments in the Plan, any amounts transferred to the Plan pursuant to such authorization will be treated as compensation in the year otherwise payable to the employee and will be subject to income tax and payroll taxes.

Employee Participation

     Employees may participate in the Plan by making cash investments or through payroll deductions. See How to Enroll--Applicants who are Employees.

     Shares will be purchased for employees in the same manner as for other Participants. See Purchases of Shares.

     The Company will pay no interest on any optional investments or payroll deduction amounts held prior to investment.

     An employee may cancel the payroll deduction at any time and remain in the Plan by notifying the Company s payroll administrator.

     In order to withdraw from the Plan, an employee Participant must (i) call or submit a Transaction Request Form to the Plan Administrator and (ii) submit a written request to the Payroll Department at the Company. The employee s payroll deduction will be canceled effective with the pay period following receipt of the written request in the Company s Payroll office. The employee Participant s account will be terminated as soon as practicable. See How to Withdraw Shares from the Plan and How to Terminate Participation in the Plan.

     If an employee leaves the Company or its subsidiaries, the employee will continue to be a Participant unless the employee notifies the Administrator that he or she is withdrawing from the Plan. See How to Withdraw Shares from the Plan and How to Terminate Participation in the Plan.

Miscellaneous

     Stock Splits, Stock Dividends and Rights Offerings. Any shares or other securities representing stock splits or noncash distributions on Shares in the account of a Participant will be credited to the Participant s account. Stock splits, combinations, recapitalization and similar events affecting Shares in a Participant s account will be credited on a pro rata basis. Transaction processing may be curtailed or suspended until the completion of any stock dividend, stock split or rights offering.

     In the event of a rights offering, a Participant will receive rights based upon the total number of whole Shares credited to the Participant s account.

     Voting. Participants will have the exclusive right to exercise all voting rights for Shares credited to their accounts. The Administrator will forward to the Participant all shareholder materials relating to Shares in a Participant s account. Participants may vote the Shares in their accounts in person or by proxy. Participants proxy cards will represent all Shares in their accounts and Shares registered in their names. Shares in a Participant s account will not be voted unless the Participant or the proxy votes them. See Description of Common Stock - Voting Rights.

     Limitation  of Liability.  The Plan provides that neither the Company,  the
Administrator (including the Company if it is acting as such) nor any Independent Agent will be liable for any act done in good faith or for the good faith omission to act in connection with the Plan, including, without limitation, any claim of liability arising out of failure to terminate a Participant s account upon the Participant s death prior to receipt of notice in writing of the death, or with respect to the prices at which Shares are purchased or sold for the Participant s account and the times when purchases and sales are made, or with respect to any loss or fluctuation in the market value after the purchase or sale of the shares. However, these Plan provisions do not affect a Participant s right to bring a cause of action based on alleged violations of federal securities laws.

     Interpretation and Regulation of the Plan. The officers of the Company are authorized to take actions to carry out the Plan in a manner consistent with the Plan s terms and conditions. The Company reserves the right to interpret and regulate the Plan as it deems desirable or necessary in connection with the Plan s operations.

     Change or Termination of the Plan. The Company may suspend, modify or terminate the Plan at any time, in whole, in part or in respect of Participants in one or more jurisdictions, without the approval of Participants. Notice of such suspension, modification or termination will be sent to all affected Participants, who will in all events have the right to withdraw from participation. Upon any whole or partial termination of the Plan by the Company, affected Participants will receive (i) certificates for all of the whole Shares credited to their accounts, (ii) any dividends and funds credited to their accounts pending investment for which the Administrator has collected the full face value in U.S. dollars, and (iii) a check for the cash value for any fractional Shares credited to their accounts. Fractional shares will be valued at the closing sales price of the Common Stock reported on the NYSE as published in The Wall Street Journal for the trading day preceding the date of termination.

     Termination of Participation by the Company. If a Participant does not have at least one whole share of Common Stock credited to the account, or does not own any Common Stock for which dividends are designated for reinvestment pursuant to the Plan, the Company may terminate the Participant s participation in the Plan upon written notice to the Participant. Additionally, the Company may terminate any Participant s participation in the Plan after it has provided written notice, mailed in advance of such termination, to the Participant at the address appearing on the Administrator s records. A Participant whose participation has been terminated will receive (i) a certificate for all of the whole Shares credited to the account, (ii) any dividends and funds credited to the account pending investment for which the Administrator has collected the face value in U.S. dollars, and (iii) a check for the cash value of any fractional Shares credited to the account. Fractional shares will be valued at the closing price of the Common Stock reported on the NYSE as published in The Wall Street Journal for the trading day preceding the date of termination.


                              PLAN OF DISTRIBUTION

     The Common Stock being offered hereby is offered pursuant to the Plan. The Plan provides for the purchase of Shares directly from the Company, or, at the Company s option, by an Independent Agent on the open market. As of the date of this Prospectus, Shares purchased for Participants under the Plan are being purchased from the Company. The Plan provides that the Company may not change the source of purchases of Shares under the Plan more than once in any three-month period. The Company expects that its primary consideration in determining the source of Shares to be used for purchases under the Plan will be its need to increase equity capital. If the Company does not need to raise funds externally or if financing needs are satisfied using non-equity sources of funds to maintain the Company s targeted capital structure, the Company expects that Shares will be purchased in the open market, subject to the aforementioned limitation on changing the source of Shares.

     The Company will pay all administrative costs and expenses associated with the Plan, except as noted below. The Company will pay any brokerage commissions and related service charges incurred in the purchase of Shares on the open market. Participants will be responsible for applicable taxes incurred in purchases of Shares on the open market. Participants will also bear the cost of brokerage commissions up to a maximum of $0.25 per share, related service charges, including a $5.00 transaction fee and any applicable taxes incurred on all sales of Shares made in the open market and, in the case of first time purchases by applicants who are not record or registered holders of common stock, an account set-up fee of $5.00. There will be no brokerage commissions or related service charges for Shares purchased directly from the Company.


                           DESCRIPTION OF COMMON STOCK

     The statements in this Prospectus concerning the Common Stock and the Articles of Incorporation, as amended (the Articles ), are merely a summary and do not purport to be complete. The relative rights, authorized amounts, descriptions, and preferences and limitations of the preferred stock, no par value ( Preferred Stock ), of the Company and the Common Stock are stated in full in the Articles and other instruments, which are exhibits to the Registration Statement. Presently, the Company has no outstanding shares of Preferred Stock. All outstanding shares of preferred stock set forth in the Company's consolidated financial statements incorporated in this Prospectus by reference were issued by TNP and affect only the rights of the holders of the Common Stock with respect to the ownership rights in the assets of TNP as a wholly owned subsidiary of the Company.

Dividend Rights and Limitations

     The holders of the Common Stock are entitled to receive such dividends as may be declared by the Board of Directors, but no dividends may be declared or paid on the Common Stock (other than dividends payable solely in shares of the Common Stock) unless all past and current dividends on any issued and outstanding Preferred Stock of the Company have been paid or declared and set apart for payment and all requisite sinking or purchase fund obligations for the Preferred Stock have been fulfilled.

     Since TNP constitutes the Company s principal subsidiary, the ability of the Company to pay dividends may be dependent on the ability of TNP to pay dividends to the Company. A summary of the legal limitations on TNP s ability to pay dividends is set forth below and is qualified in its entirety by the documents referenced in such summary.

     Under TNP s Articles of Incorporation, the Company, as holder of the common stock of TNP, is entitled to receive such dividends as may be declared by the Board of Directors, but no dividends may be declared or paid on the common stock of TNP (other than dividends payable solely in Shares of TNP) unless all past and current dividends on outstanding preferred stock of TNP have been paid or declared and set apart for payment and all requisite sinking or purchase fund obligations for the preferred stock of TNP have been fulfilled.

     Under TNP s Indenture of Mortgage and Deed of Trust dated as of November 1, 1944 (the Mortgage ), as supplemented and modified, TNP may not pay cash dividends on its common stock to the Company (other than dividends payable solely in shares of its common stock), unless at the date of such declaration of dividends on its common stock, after giving effect thereto, the sum of $1,500,000 plus (or minus in case of a deficit) the Net Income of TNP from December 31, 1969, to and including the date of such common stock dividend declaration shall be greater than the aggregate amount of all such payments or distributions declared or authorized during such period on TNP s common stock plus the aggregate amount of all cash dividends on, and payment pursuant to any sinking, purchase or analogous fund for, preferred stock of TNP declared or made during such period. At September 30, 1996, the amount of restricted retained earnings of TNP was approximately $18.66 million.

     Under TNP s Credit Agreements dated as of November 3, 1995 and September 10, 1996 (the Credit Agreements ), TNP may not, without the consent of the holders of at least two-thirds of the indebtedness under each Credit Agreement declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any shares of its capital stock or directly or indirectly redeem, purchase, retire or otherwise acquire for value any shares of any class of its capital stock or set aside any amount for such purpose, subject to certain exceptions based upon TNP s compliance with interest coverage ratios.

     Similar restrictions also are contained in separate credit agreements entered into by TGC and TGCII with third party creditors, pursuant to which TNP is subject to certain obligations and negative covenants.

Voting Rights

     The holders of the Common Stock are entitled to one vote for each share held at all meetings of shareholders. Pursuant to the Company s Bylaws, the Board of Directors has been divided into three equal classes. At each Annual Meeting, directors are elected to succeed those in the class whose terms then expire for three-year terms of one class of directors will expire each year.

Liquidation Rights

     In the event of liquidation, dissolution or winding up of the affairs of the Company, the holders of the Common Stock are entitled to receive pro rata all assets of the Company distributable to shareholders, but only after payment to the holders, if any, of the Preferred Stock of the Company of the full preferential amounts fixed for all series of the Company s Preferred Stock.

Shareholder Rights Plan

     The Company has a Shareholder Rights Plan (the Rights Plan ) that is designed to protect the Company s shareholders from coercive takeover tactics and inadequate or unfair takeover bids. The Rights Plan, adopted in 1988 and amended on November 13, 1990, by the Company s Board of Directors, provides for the distribution of one right for each share of Common Stock held of record as of the close of business on November 4, 1988 and for each share of Common Stock issued thereafter until November 4, 1998. Each right entitles the shareholder to elect to exercise the right in whole or in part to purchase, upon the occurrence of certain events, one share of Common Stock at an initial price of $45 per share or, under certain circumstances, Shares at half the then-current market price, or with an election to exercise such rights without payment of cash, to receive the number of shares of the Common Stock or other securities having an aggregate value equal to the excess of (i) the value of the Common Stock or other securities on the date of the exercise of the rights over (ii) the cash payment that would have been payable upon the exercise of the rights if an election for cash payment had been made. Until certain triggering events occur, the rights will trade together with the Common Stock, separate rights certificates will not be issued, and the rights will have no voting or dividend rights. Among the triggering events are the acquisition by a person or group of persons of 10 Percent or more of the outstanding Common Stock or the commencement of a tender or exchange offer which, upon consummation, would result in a person or group of persons owning 15 percent or more of the outstanding Common Stock. The rights expire November 4, 1998, unless earlier redeemed or exchanged by the Company, and the existence of the rights has had no effect on earnings per share.

     The stock certificates relating to the shares of Additional Common Stock offered hereby will bear a legend referring to the rights.

Miscellaneous

     The Common Stock has no preemptive rights or cumulative voting rights and there are no redemption, sinking fund, or conversion provisions with respect to the Common Stock.

     The outstanding Common Stock is, and the shares offered hereby when issued will be, fully paid and nonassessable.

Transfer Agent and Registrar

     As of January 1, 1997, the Transfer Agent and Registrar for the Common Stock will be The Bank of New York, Dividend Reinvestment, P.O. Box 1958, Newark, New Jersey 07101-9774. Until January 1, 1997, the Transfer Agent and Registrar for the Common Stock will be Society National Bank, in care of KeyCorp. Shareholder Services, Inc., 1201 Elm Street, Suite 5050, Dallas, Texas 75270.


                                     EXPERTS

     The consolidated financial statements of TNP Enterprises, Inc. as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, included in the Company s Annual Report on Form 10-K for the year ended December 31, 1995, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The report of KPMG Peat Marwick LLP covering the Companys consolidated financial statements refers to a change in the method of accounting for operating revenues in 1995 and changes in the methods of accounting for income taxes and postretirement benefits in 1993.


                                 LEGAL OPINIONS

     An opinion as to the legality of the securities offered hereby has been rendered by Michael D. Blanchard, Secretary and General Counsel for the Company.

     No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, with respect to the Additional Common Stock, the Prospectus Supplement relating thereto, and if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriter, dealer or agent. Neither this Prospectus nor any Prospectus Supplement constitutes an offer or solicitation by any person in any jurisdiction in which it is unlawful to make an offer or solicitation. The delivery of this Prospectus and any Prospectus Supplement at any time does not imply that the information herein is correct as of any time subsequent to the date of this Prospectus and any Prospectus Supplement.

                            -------------------------


                                TABLE OF CONTENTS

                                                                          Page
                                   PROSPECTUS

AVAILABLE INFORMATION                                                      2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                            2

THE COMPANY                                                                4

APPLICATION OF PROCEEDS                                                    4

DESCRIPTION OF THE PLAN                                                    4

PLAN OF DISTRIBUTION                                                      14

DESCRIPTION OF COMMON STOCK                                               15

EXPERTS                                                                   17

LEGAL OPINIONS                                                            17













                                1,000,000 Shares




                              TNP ENTERPRISES, INC.


                           Direct Stock Purchase Plan


                            -------------------------

                                   PROSPECTUS
                            -------------------------








                              __________ ____, 1996

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        Securities and Exchange Commission Registration Fee        $7,727
        Printing Expenses                                           6,000
        Listing Fee of the New York Stock Exchange                  5,000
        Accounting Fees and Expenses                                5,000
        Legal Fees and Expenses                                    50,000
        Blue Sky Fees and Expenses                                  1,000
        Miscellaneous Expenses                                      1,000


                  Total                                           $75,727







     All of the above expenses except the Securities and Exchange Commission registration fee are estimated. All of such expenses will be borne by the Company.

Item 15. Indemnification of Directors and Officers

     Article 2.02-1 of the Texas Business Corporation Act provides that any director or officer of a Texas corporation may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with or in defending any action, suit or proceeding in which he was, is or is threatened to be made a party by reason of his position. With respect to any proceeding arising from actions taken in his official capacity, as a director or officer, he may be indemnified so long as it shall be determined that he conducted himself in good faith and that he reasonably believed that such conduct was in the corporation's best interest. In cases not concerning conduct in his official capacity as a director or officer, a director or officer may be indemnified so long as it shall be determined that he conducted himself in good faith and that he reasonably believed that his conduct was not opposed to the corporation's best interest. In the case of any criminal proceeding, a director or officer may be indemnified if he had no reasonable cause to believe his conduct was unlawful. If a director or officer is found liable to the corporation on the basis that personal benefit was improperly received by him, the indemnification is limited to reasonable expenses actually incurred in connection with such proceeding. No indemnification may be made if such officer or director is found liable for willful or intentional misconduct in the performance of his duty to the corporation. If a director or officer is wholly successful, on the merits or otherwise, in connection with such a proceeding, such indemnification is mandatory.

     Section 5 of Article 7 of the Company's Bylaws requires the indemnification of officers and directors to the fullest extent permitted by the Texas Business Corporation Act or any other applicable Act. The Company also has policies insuring its officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Act.

     Article 7.06 of the Texas Miscellaneous Corporation Laws Act provides that the articles of incorporation of a corporation may provide that a director of the corporation shall not be liable, or shall be liable only to the extent provided in the articles of incorporation, to the corporation or its shareholders or members for monetary damages for an act or omission in the director's capacity as a director, except that this article does not authorize the elimination or limitation of the liability of a director to the extent the director is found liable for:

          (i) a breach of the director's duty of loyalty to the corporation or its shareholders or members;

          (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

          (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office;

          (iv) an act or omission for which the liability of a director is expressly provided for by an applicable statute.

     Article X of the Company s Articles of Incorporation provides that, to the fullest extent allowed pursuant to the Texas Miscellaneous Corporation Laws Act, or any other applicable laws as presently or hereafter in effect, no director of the Company shall be personally liable to the Company or its shareholders for monetary damages for or with respect to any acts or omissions in his capacity as director of the Company.

Item 16. Exhibits

Exhibits filed with this report are denoted by *.

Exhibit
  No.                           Description

The Company incorporates certain exhibits listed below by reference to the exhibits and filings noted in parenthesis.

     4(a)-Indenture  of Mortgage  and Deed of Trust dated as of November 1, 1944
          (Exhibit 2(d) to Community Public Service Co. ( CPS ) 1978 Form S-7, File No. 2-61323).

     4(b)-Seventh Supplemental Indenture dated as of May 1, 1963 (Exhibit 2(k), to CPS Form S-7, File No. 2-61323).

     4(c)-Eighth Supplemental Indenture dated as of July 1, 1963 (Exhibit 2(l), to CPS Form S-7, File No. 2-61323).

     4(d)-Ninth  Supplemental  Indenture  dated as of August  1,  1965  (Exhibit
          2(m), to CPS Form S-7, File No. 2-61323).

     4(e)-Tenth Supplemental Indenture dated as of May 1, 1966 (Exhibit 2(n), to CPS Form S-7, File No. 2-61323).

     4(f)-Eleventh  Supplemental  Indenture dated as of October 1, 1969 (Exhibit
          2(o), to CPS Form S-7, File No. 2-61323).

     4(g)-Twelfth Supplemental Indenture dated as of May 1, 1971 (Exhibit 2(p), to CPS Form S-7, File No. 2-61323).

     4(h)-Thirteenth  Supplemental  Indenture  dated as of July 1, 1974 (Exhibit
          2(q), to CPS Form S-7, File No. 2-61323).

     4(i)-Fourteenth  Supplemental  Indenture dated as of March 1, 1975 (Exhibit
          2(r), to CPS Form S-7, File No. 2-61323).

     4(j)-Fifteenth  Supplemental  Indenture  dated  as  of  September  1,  1976
          (Exhibit 2(e), File No. 2-57034).

     4(k) -  Sixteenth  Supplemental  Indenture  dated as of  November  1, 1981,
          (Exhibit 4(x), File No. 2-74332).

     4(l)-Seventeenth  Supplemental  Indenture  dated  as of  December  1,  1982
          (Exhibit 4(cc), File No. 2-80407).

     4(m)-Eighteenth  Supplemental  Indenture  dated  as of  September  1,  1983
          (Exhibit (a), to Form 10-Q of TNP for the quarter ended September 30, 1983, File No. 1-4756).

     4(n)-Nineteenth  Supplemental  Indenture  dated as of May 1, 1985  (Exhibit
          4(v), File No. 2-97230).

     4(o)-Twentieth  Supplemental  Indenture  dated as of July 1, 1987  (Exhibit
          4(o), to Form 10-K of TNP for the year ended December 31, 1987, File No. 2-97230).

     4(p)-Twenty-First  Supplemental Indenture dated as of July 1, 1989 (Exhibit
          4(p), to Form 10-Q of TNP for the quarter ended June 30, 1989, File No. 2-97230).

     4(q)-Twenty-Second  Supplemental  Indenture  dated as of January  15,  1992
          (Exhibit 4(q), to Form 10-K of TNP for the year ended December 31, 1991, File No. 2-97230).

     4(r)-Twenty-Third  Supplemental  Indenture  dated as of September  15, 1993
          (Exhibit 4(r), to Form 10-K of TNP for the year ended December 31, 1993, File No. 2-97230).

     4(s)-Twenty-Fourth  Supplemental  Indenture  dated as of  November  3, 1995
          (Exhibit 4(s) to Form 10-K of TNP for the year ended December 31, 1995, File No. 2-97230).

     4(t)-Twenty-Fifth  Supplemental  Indenture dated as of  September 10,  1996
          (Exhibit 4(t) to Form 10-Q of TNP for the quarter ended September 30, 1996, File No. 2-97230).

     4(u)-Indenture and Security Agreement for 12 1/2 percent Secured Debentures dated as of January 15, 1992 (Exhibit 4(r) to TNP 1991 Form 10-K, File No. 2-97230).

     4(v)-Indenture and Security Agreement for 10 3/4 percent Secured Debentures dated as of September 15, 1993 (Exhibit 4(t) to TNP 1993 Form 10-K, File No. 2-97230).

     4(w)-Rights Agreement and Form of Right Certificate,  as amended, effective
          November 13, 1990 (Exhibit 2.1 to TNPE Form 8-A, File No. 1-8847).

*    4(x)- Form of TNPE Enterprises, Inc. Direct Stock Purchase Plan.

*    5(a)-  Opinion of Michael D.  Blanchard  as to the  validity  of the Common
     Stock.

* 23(a) - Consent of Michael D. Blanchard contained in the opinion filed as Exhibit 5(a).

*   23(b) - Consent of KPMG Peat Marwick, LLP.

*   24(a) - Power of Attorney appears on the signature page hereof.

Item 17. Undertakings

         The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i)  to  include  any  prospectus   required  by  Section 10(a)(3)  of  the
          Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement.

     (iii)to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3 (Section 239.13 of this chapter), Form S-8 (Section 239.16b of this chapter) or Form F-3 (Section 239.33 of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on the 13th day of December, 1996.

                                             TNP ENTERPRISES, INC.

                                       By:    /s/  M. S. Cheema
                                              Manjit S. Cheema
                            Vice President and Chief
                                              Financial Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Manjit S. Cheema and Michael D. Blanchard, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign, execute and file with the Securities and Exchange Commission and any state securities regulatory board or commission any documents relating to the proposed issuance and registration of the securities offered pursuant to this Registration Statement on Form S-3 under the Securities Act of 1933, including any amendment or amendments relating thereto, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement on Form S-3 has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

                Signature                                     Title                          Date

                /s/ Kevern R. Joyce                       Chairman, President and            December 13, 1996
                  Kevern R. Joyce                         Chief Executive Officer

               /s/ Manjit S. Cheema                       Vice President and                 December 13, 1996
                 Manjit S. Cheema                         Chief Financial Officer

               /s/ Melissa D. Davis                       Chief Accounting Officer           December 13, 1996
                 Melissa D. Davis

              /s/ R. Denny Alexander                      Director                           December 13, 1996
                R. Denny Alexander

              /s/ John A. Fanning                         Director                           December 13, 1996
                John A. Fanning

              /s/ Sidney M. Gutierrez                     Director                           December 13, 1996
                Sidney M. Gutierrez

              /s/ Harris L. Kempner, Jr.                  Director                           December 13, 1996
               Harris L. Kempner, Jr.

              /s/ Dwight R. Spurlock                      Director                           December 13, 1996
               Dwight R. Spurlock

             /s/ Dr. Carol D. Smith Surles                Director                           December 13, 1996
             Dr. Carol D. Smith Surles

             /s/ Dennis H. Withers                        Director                           December 13, 1996
                 Dennis H. Withers

             /s/ James R. Holland, Jr.                    Director                           December 13, 1996
               James R. Holland, Jr.






                                  EXHIBIT INDEX


Exhibits filed with this report are denoted by *.

Exhibit
  No.                                                                                              Description

The Company incorporates the following exhibits by reference to the exhibits and filings noted in parenthesis.

     4(a)-Indenture  of Mortgage  and Deed of Trust dated as of November 1, 1944
          (Exhibit 2(d) to Community  Public  Service Co. ( CPS ) 1978 Form S-7,
          File No. 2-61323).

     4(b)-Seventh Supplemental Indenture dated as of May 1, 1963 (Exhibit 2(k), to CPS Form S-7, File No. 2-61323).

     4(c)-Eighth Supplemental Indenture dated as of July 1, 1963 (Exhibit 2(l), to CPS Form S-7, File No. 2-61323).

     4(d)-Ninth Supplemental Indenture dated as of August 1, 1965 (Exhibit 2(m), to CPS Form S-7, File No. 2-61323).

     4(e)-Tenth Supplemental Indenture dated as of May 1, 1966 (Exhibit 2(n), to CPS Form S-7, File No. 2-61323).

     4(f)-Eleventh  Supplemental  Indenture dated as of October 1, 1969 (Exhibit
          2(o), to CPS Form S-7, File No. 2-61323).

     4(g)-Twelfth Supplemental Indenture dated as of May 1, 1971 (Exhibit 2(p), to CPS Form S-7, File No. 2-61323).

     4(h)-Thirteenth  Supplemental  Indenture  dated as of July 1, 1974 (Exhibit
          2(q), to CPS Form S-7, File No. 2-61323).

     4(i)-Fourteenth  Supplemental  Indenture dated as of March 1, 1975 (Exhibit
          2(r), to CPS Form S-7, File No. 2-61323).

     4(j)-Fifteenth  Supplemental  Indenture  dated  as  of  September  1,  1976
          (Exhibit 2(e), File No. 2-57034).

     4(k)-Sixteenth  Supplemental  Indenture  dated  as  of  November  1,  1981,
          (Exhibit 4(x), File No. 2-74332).

     4(l)-Seventeenth  Supplemental  Indenture  dated  as of  December  1,  1982
          (Exhibit 4(cc), File No. 2-80407).

     4(m)-Eighteenth  Supplemental  Indenture  dated  as of  September  1,  1983
          (Exhibit (a), to Form 10-Q of TNP for the quarter ended  September 30,
          1983, File No. 1-4756).

     4(n)-Nineteenth  Supplemental  Indenture  dated as of May 1, 1985  (Exhibit
          4(v), File No. 2-97230).

     4(o)-Twentieth  Supplemental  Indenture  dated as of July 1, 1987  (Exhibit
          4(o), to Form 10-K of TNP for the year ended  December 31, 1987,  File
          No. 2-97230).

     4(p)-Twenty-First  Supplemental Indenture dated as of July 1, 1989 (Exhibit
          4(p),  to Form 10-Q of TNP for the quarter  ended June 30, 1989,  File
          No. 2-97230).  4(q)- Twenty-Second  Supplemental Indenture dated as of
          January 15, 1992 (Exhibit 4(q), to Form 10-K of TNP for the year ended
          December 31, 1991, File No. 2-97230).

     4(r)-Twenty-Third  Supplemental  Indenture  dated as of September  15, 1993
          (Exhibit  4(r),  to Form 10-K of TNP for the year ended  December  31,
          1993, File No. 2-97230).

     4(s)-Twenty-Fourth  Supplemental  Indenture  dated as of  November  3, 1995
          (Exhibit  4(s) to Form  10-K of TNP for the year  ended  December  31,
          1995, File No. 2-97230).

     4(t)-Twenty-Fifth  Supplemental  Indenture dated as of  September 10,  1996
          (Exhibit 4(t) to Form 10-Q of TNP for the quarter ended  September 30,
          1996, File No. 2-97230).

     4(u)-Indenture and Security Agreement for 12 1/2 percent Secured Debentures dated as of January 15, 1992 (Exhibit 4(r) to TNP 1991 Form 10-K, File
          No. 2-97230).

     4(v)-Indenture and Security Agreement for 10 3/4 percent Secured Debentures dated as of September 15, 1993 (Exhibit 4(t) to TNP 1993 Form 10-K,
          File No. 2-97230).

     4(w)-Rights Agreement and Form of Right Certificate,  as amended, effective
          November 13, 1990 (Exhibit 2.1 to TNPE Form 8-A, File No. 1-8847).

*    4(x)- Form of TNPE Enterprises, Inc. Direct Stock Purchase Plan.

*    5(a) - Opinion of Michael D.  Blanchard  as to the  validity  of the Common
     Stock.

*    23(a) - Consent of Michael D.  Blanchard  contained in the opinion filed as
     Exhibit 5(a).

*    23(b) - Consent of KPMG Peat Marwick, LLP.

*    24(a) - Power of Attorney appears on the signature page hereof.




